Exhibit 5.2

MORI HAMADA & MATSUMOTO

Marunouchi Kitaguchi Building
1-6-5 Marunouchi, Chiyoda-Ku
Tokyo 100-8222, Japan
tel 81 3 5223 7777
fax 81 3 5223 7666

June 2, 2005

Sankyo Company, Limited

3-5-1, Nihonbashi Honcho

Chuo-ku, Tokyo, 103-8426

Japan

Re:	Registration Statement on Form F-4 of Sankyo Company, Limited

and Daiichi Pharmaceutical Co., Ltd.

Ladies and Gentlemen:

We have acted as special legal counsel to Sankyo Company, Limited (the “Company”), a joint stock corporation incorporated under the Commercial Code of Japan, in connection with the exchange (the “Joint Share Transfer”) of the shares of the Company and Daiichi Pharmaceutical Co., Ltd. (“Daiichi”) for shares of Daiichi Sankyo Company, Limited (“Daiichi Sankyo”), a newly incorporated holding company, pursuant to the terms of a business integration agreement dated May 13, 2005 (the “Joint Share Transfer Agreement”) between the Company and Daiichi.

In so acting, we have been asked to render our opinion as to certain legal matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”) jointly filed by the Company and Daiichi with the United States Securities and Exchange Commission on June 2, 2005 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of Daiichi Sankyo’s common stock, to be issued in connection with the Joint Share Transfer to United States shareholders of record of each of the Company and Daiichi as of the day immediately preceding the date of the Joint Share Transfer. For such purpose, we have examined, inter alia, the following documents:

(a)	certified copies of commercial register, the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the Company and Daiichi;

(b)	a certified copy of the minutes of the meeting of the Board of Directors of the Company held on February 25 and May 13, 2005;

(c)	a certified copy of the minutes of the meeting of the Board of Directors of Daiichi held on February 25 and May 13, 2005;

(d)	a copy of the Registration Statement and all exhibits thereto;

(e)	the forms of convocation notices of each of the general meetings of shareholders of the Company and Daiichi, each scheduled to be held on June 29, 2005 (each of which includes the terms and conditions of the Joint Share Transfer”), and attachments thereto;

(f)	a copy of the Memorandum of Understanding (“MOU”) dated February 25, 2005 between the Company and Daiichi, relating to the business integration of the Company and Daiichi;

(g)	an executed copy of the Joint Share Transfer Agreement;

(h)	an original of the Officer’s Certificate dated June 2, 2005 executed by Takashi Shoda, President and Representative Director of the Company; and

(i)	an original of the Officer’s Certificate dated June 2, 2005 executed by Kiyoshi Morita, President and Representative Director of Daiichi.

We have also examined such certificates and other records and documents of the Company and Daiichi and such other matters, documents and records, and considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth. We have relied, as to certain factual matters, upon the documents referred to in paragraphs (a) through (i) above, and other certificates of officers or other authorized persons of Daiichi and Sankyo or public officials as we have deemed appropriate as a basis for the opinion expressed herein.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and based on the assumptions stated below, we are of the opinion that:

(A)	when the Shares have been duly issued pursuant to and in accordance with the terms and conditions set forth in the Joint Share Transfer Agreement, the Shares will be legally issued, fully paid and non-assessable; and

(B)	the statements set forth in the Registration Statement under the captions “Taxation — Japanese Tax Consequences”, insofar as they purport to constitute a summary of Japanese taxation law in respect of the matters set forth therein, fairly summarize such Japanese taxation law.

In rendering the above opinion, we have assumed that (i) each of the terms and conditions of the Joint Share Transfer are approved by each of the general shareholders meetings of the Company and Daiichi, both scheduled to be held on June 29, 2005, (ii) all necessary governmental authorization, permits, consents and approvals are acquired or completed, (iii) the registration of the incorporation of Daiichi Sankyo in the commercial register scheduled to be made on or after September 28, 2005 is made, (iv) the Company and Daiichi comply with all document retention, shareholder notice and other procedural requirements imposed by the Commercial Code of Japan in connection with the Joint Share Transfer, (v) all signatures or seal impressions on any documents we reviewed are true and genuine; (vi) all documents submitted to us as originals are authentic and complete; (vii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (viii) all documents submitted to us as forms are executed in such forms; (ix) all natural person-signatories who have executed or delivered the MOU, the Joint Share Transfer Agreement and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions; (x) each party (other than Sankyo) to each of the MOU, the Joint Share Transfer Agreement and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (xi) each of the MOU, the Joint Share Transfer Agreement and all other documents related thereto has been duly authorized by all the parties thereto (other than Sankyo), which matters we have not independently verified; (xii) each of the MOU, the Joint Share Transfer Agreement and all other documents related thereto has been duly executed and delivered by all the parties thereto, which matters we have not independently verified; (xiii) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, any of the Joint Share Transfer, the MOU, the Joint Share Transfer Agreement and all other documents related thereto; and (xiv) the MOU, the Joint Share Transfer Agreement and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law), or not otherwise contrary to public policy or any mandatory provisions of applicable laws of any jurisdiction other than Japan, as presently or hereafter in force or given effect.

The above opinion is further qualified by the assumptions and subject to the limitations set forth below:

(i)	This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties (except as expressly provided herein), or other information contained in the documents referred to in paragraphs (a) through (i) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Japan;

(iii)	We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any law of any jurisdiction other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)	The opinion expressed above is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(vi)	The opinion expressed above is subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vii)	The opinion expressed above does not cover any matters related to tax laws, treaties, regulations or guidelines (except where we have affirmatively opined on such matters in the opinion above);

(viii)	Japanese courts may not give full effect to an indemnity for attorney’s fees or other legal costs; and

(ix)	In this opinion and the Registration Statement, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions.

This opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than your legal advisers acting in that capacity in relation to the Registration Statement without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and we also consent to the references made to us in the Registration Statement under the captions “Questions and Answers about the Joint Share Transfer and Voting Procedures for the General Meetings”, “Summary—Material Japanese Income Tax Consequences of the Joint Share Transfer”, “The Joint Share Transfer—Material Japanese Income Tax Consequences of the Joint Share Transfer” and “Taxation — Japanese Tax Consequences” insofar as they relate to the provisions of Japanese taxation law therein described. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mori Hamada & Matsumoto